COMPSCRIPT, INC.
                         1225 BROKEN SOUND PARKWAY, N.W.
                            BOCA RATON, FLORIDA 33481

                                                    May 5, 1997

L.T. Lawrence & Company
3 New York Plaza
New York, New York 10004

Gentlemen:

         CompScript, Inc., ("CompScript") and L.T. Lawrence & Company, Inc., have entered into an Amended and Restated Option and Consulting Agreement (the "Agreement") dated as of December 31, 1996. Pursuant to the terms of the Agreement, L.T. Lawrence & Company, Inc. has provided consulting services to the Company. Since December 31, the Company has made three significant acquisitions and continues to actively seek additional candidates as part of its ongoing business plan. Accordingly, as a result of the additional services performed by L.T. Lawrence & Company, Inc. and Todd Roberti in connection with such acquisitions and to be performed on a continuing basis in connection with such acquisitions and advising management of CompScript, including corporate organizational and strategic planning matters in connection with CompScript's operations as it continues to expand in size and scope, the terms of the option agreement have been further amended to provide that the options to be exercised at $8.00 per share under the Agreement shall be exercised at $4.00 per share.

         All the remaining terms and conditions of the option agreement shall remain in full force and effect. If this correctly sets forth our understanding, please sign in the space indicated below and return a copy to us.

                                                  Very truly yours,

                                                  COMPSCRIPT, INC.

                                                  By: /S/ BRIAN A. KAHAN
                                                       Name: BRIAN A. KAHAN
                                                       Title: PRESIDENT AND CEO

Accepted and agreed to this 5TH day of May, 1997.

                                                  L.T. LAWRENCE & COMPANY, INC.

                                                  By: /S/ TODD ROBERTI
                                                       Name: TODD ROBERTI
                                                       Title: PRESIDENT